Exhibit 99.20

Possible mechanisms of resistance to the novel BH3-mimetic ABT-199 in in vitro lymph node models of CLL – the role of Abl and Btk

Rachel Thijssen1, Christian Geest1, Martin FM de Rooij2, Nora Liu4, Bogdan I Florea4, Katinka Weller1, Hermen S Overkleeft4, Marinus H.J. van Oers3, Marcel Spaargaren2, Arnon P Kater3, Eric Eldering1.

Departments of Experimental Immunology1, Pathology2 and Hematology3, Academic Medical Center, University of Amsterdam, Amsterdam, The Netherlands and 4Dept of Bio-organic Chemistry, Leiden Institute of Chemistry, Leiden, The Netherlands.

The new BH3-mimetic ABT-199 antagonizes Bcl-2 and avoids the thrombocytopenia associated with clinical application of its predecessor ABT-263 (navitoclax). Chronic lymphocytic leukemia (CLL) cells are highly sensitive to ABT-199 and the first clinical results show clear reductions in peripheral and bone marrow CLL cells and in lymph node size. In the lymph node, CLL cells receive pro-survival signals that upregulate Bcl-XL, Mcl-1 and Bfl-11. These Bcl-2 family members are not targeted by ABT-199, which poses the potential risk of remaining clones with residual viability. Here, we aimed to define the signals that determine sensitivity for ABT-199 and ABT-737 in an in vitro lymph node model of CLL.

We applied CD40 and cytokine stimulation in combination with kinase inhibitors that are known to change microenviroenmental signals and increase drug resistance in CLL. Stimulation via CD40 plus IL-4 or IL-21 differentially affected the expression of Mcl-1, Bcl-XL, Bfl-1 and Noxa and this correlated with strong alterations in sensitivity to ABT-737 and ABT-199 (see table 1 for LC 50 values). As reported before2, in vitro CD40 stimulation reduced sensitivity to ABT-737 by 100-fold, and this was further decreased by IL-4. Strikingly, CD40+IL-4 stimulation in primary CLL cells resulted in full resistance to 10 μM ABT-199, probably due to very high levels of Bcl-XL.

We next sought ways to circumvent resistance against ABT-199 induced in our in vitro model. We showed previously that the broad spectrum kinase inhibitor dasatinib prevented CD40-mediated resistance to various drugs, including ABT-7373. We therefore first characterized the targets of dasatinib in primary CLL by solid-phase pull-down, mass-spectrometry and competition binding. Abl and Btk were identified as dominant and specific interactors of dasatinib. Importantly, resistance for BH3-mimetics could be overcome by dasatinib (see table 2) and the Abl inhibitor imatinib, but not by the more selective Btk inhibitor ibrutinib. Conversely, BCR- and chemokine-controlled adhesion could be abolished by dasatinib and ibrutinib, but not by imatinib. Thus, Abl and Btk function in two key pro-survival arms; chemoresistance and localization in the protective environment.

The observed resistance to ABT-199  induced in our in vitro a co-culture system designed to simulate the CLL microenvironment does not reflect the observations from clinical trials in patients.. Nevertheless, long-term clinical application of ABT-199 in CLL might select for resistant clones at protective niches. Our data suggest that this may be overcome by combination treatment with kinase inhibitors that either directly abrogate anti-apoptotic signals or cause egress from lymph node sites and prevent the resistance mechanism from coming into play.

1.	Smit LA, Hallaert DY, Spijker R et al. Differential Noxa/Mcl-1 balance in peripheral versus lymph node chronic lymphocitic leukemia cells correlates with survival capacity. Blood 2007;109:1660-1668.
2.	Vogler M, Butterworth M, Majid A et al. Concurrent up-regulation of BCL-XL and BCL2A1 induces approximately 1000-fold resistance to ABT-737 in chronic lymphocytic leukemia. Blood 2009;113:4403-4413.
3.
Hallaert DY, Jaspers A, van Noesel CJ et al. c-Abl kinase inhibitors overcome CD40-mediated drug resistance in CLL; Implications for therapeutic targeting of chemoresistant niches. Blood 2008;112:5141-5149.

Table 1. The LC50 of ABT-737 or ABT-199 for CLL cells stimulated with CD40L and IL-21 or IL-4 (averaged values n=8)
Stimulation	LC50 (μM)
	ABT-737	ABT-199
3T3 (control)	0.005	0.001
3T40L	0.781	> 10
3T40L + IL-21	0.195	0.210
3T40L + IL-4	6.772	> 10
3T40L + IL-21 + IL-4	0.426	9.121

Table 2. The LC50 of ABT-737 or ABT-199 for CLL cells stimulated with CD40L in combination with Dasatinib (averaged values n=4)
Stimulation	LC50 (μM)
	ABT-737	ABT-199
3T3	0.005	0.001
3T40L	0.781	> 10
3T40L + 100 nM Dasatinib	0.081	0.066
3T40L + 1000 nM Dasatinib	0.037	0.020